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                                                                   EXHIBIT 10.79


**** Confidential material has been omitted and filed separately with the Securities and Exchange Commission.


                                OPTION AGREEMENT

            OPTION AGREEMENT, dated as of February 12, 2001 (this "Agreement"), by and among Williams Communications, LLC, a Delaware limited liability company ("Williams Communications"), Williams International Telecom Limited, a Cayman Islands company ("WITL"), and Telecom Americas, Ltd., a company incorporated under the laws of Bermuda (or any of its successors or permitted assigns, "Purchaser").

            WHEREAS, Purchaser and The Williams Communications Group, Inc., a Delaware corporation ("Williams") are parties to the Funding Agreement, dated as of even date hereof (the "Funding Agreement"), by and among Williams, Purchaser, ATL-Algar Telecom Leste S.A., a sociedade anonima organized under the laws of the Federative Republic of Brazil (the "Company"), and the other parties listed therein;

            WHEREAS, Williams Communications desires to grant to Purchaser an option to purchase all, but not less than all, of its shares of and equity interests in (the "Williams International Shares") Williams International ATL Limited, a Cayman Islands company ("Williams International"), which owns all but one of the quotas of and equity interests in Johi Representacoes Ltda. ("Johi") and, subject to the completion of certain transfers discussed below, all but one of the quotas of and equity interests in Algar Administradora de Sistemas Opticos Ltda. ("Opticos"), each a limited liability company organized under the laws of the Federative Republic of Brazil;

            WHEREAS, WITL desires to grant to Purchaser's designee an option to purchase the remaining quota of and equity interest in Johi and, subject to the completion of certain transfers discussed below, the remaining quota of and equity interest in Opticos owned by WITL (together with all of the Williams International Shares, the "Option Shares"); and

            WHEREAS, it is a condition precedent to the obligations of Purchaser under the Funding Agreement that the parties hereto execute and deliver this Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

                                  DEFINITIONS

            SECTION 1.01. Certain Defined Terms. As used in this Agreement, terms defined in the Funding Agreement shall have the same meaning as defined therein, and, in addition, the underlined terms defined in quotations herein shall have the meanings ascribed to such terms herein.

            "Business Day" means any day that is not a Saturday, Sunday or other day on which banks or stock exchanges are required or authorized by Law to be closed in the City of New York or London.

            "LIBOR" means the rate per annum at which U.S. Dollar deposits were offered for a one-month period shown on the Reuters Screen as at 11:00 a.m. (London time) two Business Days in London prior to the date of determination of such rate for delivery on the date


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of determination of such rate. For this purpose the "Reuters Screen" means the display designated as the LIBOR 01 page on the Reuters system or such other page as may replace the LIBOR 01 page on that system for the purpose of displaying offered rates for U.S. Dollars deposits.

            "Repurchase Exercise Date" means the later of March 31, 2002 and the anniversary of the date that Purchaser informed Williams Communications of its intention not to acquire the Option Shares pursuant to Section 3.05(a) or 3.05(b)(i) or (b)(iii) hereof.

            "Repurchase Interest" means 50% of the rights and obligations of Purchaser under the Funding Agreement and 50% of any common shares of the Company issued to Purchaser or its designated Subsidiary pursuant thereto, which shall be free and clear of any Encumbrances (except in favor of Ericsson and the Lenders under the Secured Loan Agreement).

            "Repurchase Price", as of the date of any repurchase pursuant to
Section 2.04 or Section 2.06, means (a)(i) U.S.$150 million less (ii) 50% of any amounts repaid to Purchaser pursuant to Section 2(d) of the Funding Agreement, plus (b) interest on such amount payable in arrears at the rate of LIBOR plus 5% per annum accruing from the date the Contribution was made to the Repurchase Closing Date (as defined in Section 2.04 hereof).

                                   ARTICLE II
                                GRANT OF OPTION

            SECTION 2.01. Grant of Option. Williams Communications and WITL hereby grant to Purchaser an irrevocable option to purchase the Option Shares in accordance with the terms and conditions set forth herein (the "Option").

            SECTION 2.02. Exercise of Option. Purchaser may exercise the Option by delivering a written notice (the "Exercise Notice") to Williams Communications on or before March 31, 2001 (the "Expiration Date").

            SECTION 2.03. Termination of Option. If Purchaser has not delivered the Exercise Notice to Williams Communications on or before the Expiration Date, the Option shall terminate.

            SECTION 2.04. Williams Communications' Repurchase Right. If the Option or this Agreement terminates pursuant to Section 2.03 or 3.05(a) or (b) hereof, Williams Communications (or its permitted assigns) shall have the right at any time on or before the Repurchase Exercise Date to acquire the Repurchase Interest for a price equal to the Repurchase Price. If Williams Communications elects to exercise its right to acquire the Repurchase Interest, it shall notify Purchaser in writing of its intention to do so and the date on which it will do so (the "Repurchase Closing Date"), which shall be at least 30 days after the date on which it gives notice but no later than March 31, 2002. Upon receipt of such notice, Purchaser shall promptly send Williams Communications written notice of the Repurchase Price and the account to which the Repurchase Price shall be paid. On the Repurchase Closing Date, Williams Communications shall have deposited in the account specified by Purchaser the Repurchase Price in U.S. currency, in immediately payable funds, and the Purchaser shall deliver such documents as shall be necessary to assign and transfer the Repurchase Interest.


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                                  ARTICLE III
                       PURCHASE AND SALE OF OPTION SHARES

            SECTION 3.01. Purchase and Sale. If Purchaser exercises the Option, at the Closing (as defined below) Williams Communications and WITL shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire, accept and take assignment and delivery of, from Williams Communications and WITL, all of the right, title and interest of Williams Communications and WITL in and to the Option Shares free and clear of any and all Encumbrances. The aggregate purchase price in consideration of the Option Shares shall be **** (the "Purchase Price") plus interest calculated pursuant to Section 3.05(a)(ii) hereof, if applicable.

            SECTION 3.02. Closing Date. Except as hereinafter provided, the closing of the purchase and sale of the Option Shares hereunder (the "Closing") shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton in New York, New York, on the fifth Business Day following the date on which all of the conditions contained in Section 3.03 have been satisfied or waived, as notified by Purchaser or Williams Communications, as the case may be, or at such other place and at such other time and date as may be mutually agreed upon by Purchaser and Williams Communications. The date of the Closing is referred to in this Agreement as the "Closing Date."

            SECTION 3.03. Conditions Precedent.

            (a) The obligation of Purchaser to consummate this Agreement and the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction or waiver by Purchaser on such date of the following conditions:

                (i) Each of the representations and warranties made by Williams Communications and WITL hereunder shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made as of the Closing Date.

                (ii) No Permit or waiver of, declaration or filing with or notification to any Person or Governmental Authority, including ANATEL, is required on the part of either party in connection with the transactions contemplated hereby other than such as have been given or made.

                (iii) Each of Williams Communications and WITL shall have performed and complied with in all material respects the covenants and provisions of this Agreement required to be performed or complied with by it between the date hereof and the Closing Date.

                (iv) No preliminary or permanent injunction or other Governmental Order of any court or tribunal or Governmental Authority of competent jurisdiction restraining, prohibiting or making illegal the consummation of the transactions contemplated hereby shall be in effect, threatened or pending.

     Redacted portions have been marked with asterisks (****). Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.


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            (b) The obligation of Williams Communications and WITL to consummate this Agreement and the transactions contemplated hereby on the Closing Date shall be subject solely to the satisfaction or waiver by Williams Communications and WITL on such date of the following conditions:

                (i) Each of the representations and warranties made by Purchaser hereunder shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made as of the Closing Date.

                (ii) No Permit or waiver of, declaration or filing with or notification to any Person or Governmental Authority, including ANATEL, is required on the part of either party in connection with the transactions contemplated hereby, other than such as have been given or made.

                (iii) Purchaser shall have performed and complied with in all material respects the covenants and provisions of this Agreement required to be performed or complied with by it between the date hereof and the Closing Date.

                (iv) No preliminary or permanent injunction or other Governmental Order of any court or tribunal or Governmental Authority of competent jurisdiction restraining, prohibiting or making illegal the consummation of the transactions contemplated hereby shall be in effect, threatened or pending.

                (v) Williams Communications shall have received the irrevocable written release of Ericsson of the obligations of The Williams Companies, Inc., a Delaware corporation (the "Sponsor"), howsoever arising, under the Amended and Restated Sponsor's Undertaking, dated as of September 15, 1999 (the "Sponsor's Undertaking"), issued by the Sponsor in favor of the Agents and Lenders (as defined under the Secured Loan Agreement).

                (vi) Williams Communications shall have received the irrevocable written release of its future obligations, howsoever arising, under the Guaranty Agreement, dated as of November 9, 2000 (the "Unibanco Guaranty"), by Williams Communications in favor of Unibanco for the banks and other financial institutions from time to time party to the Contrato de Abertura de Credito Mediante Repasse, dated as of November 9, 2000, by and among the Company, Unibanco and such banks and financial institutions.

                (vii) Williams Communications shall have received the irrevocable written release of its future obligations, howsoever arising, under the Guaranty Agreement, dated as of November 9, 2000 (the "BNDES Guaranty"), by Williams Communications in favor of BNDES.

            SECTION 3.04. Closing Deliveries. At the Closing, each of the parties hereto shall deliver, or shall cause to be delivered, to the other party the following:

                (a) Williams Communications and WITL shall (and shall cause Williams International to) execute and deliver the amendments to the Articles of


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Association of each of Johi and Opticos in form and substance acceptable to
Purchaser, transferring the quotas and equity interests in Johi and Opticos held by WITL to an entity previously designated by Purchaser not less than 3 Business Days prior to the Closing.

                (b) Williams Communications shall deliver to Purchaser the share register of Williams International duly amended by Williams International's registrar to show the transfer of the Williams International Shares to Purchaser, minute books and corporate seals of Williams International, and an amendment to the charter documents of Williams International effecting the change of name of Williams International to a name that does not contain the term "Williams", it being understood that Williams Communications shall effect the change of name to a name designated by Purchaser if Williams Communications receives Purchaser's selection not less than 3 Business Days' prior to the Closing.

                (c) Williams Communications shall deliver to Purchaser (i) the originals of the certificates of registration or a summary electronically issued by the Central Bank of Brazil evidencing all investments held by Williams International and WITL in the Capital Stock of the Company, Opticos and Johi, or (ii) documents that have been submitted to the Central Bank of Brazil that support the registration that will be issued by the Central Bank of Brazil.

                (d) Purchaser shall pay the Purchase Price to Williams Communications by transfer of immediately available funds to an account designated by Williams Communications, for itself and for the account of WITL, at least 3 Business Days prior to the Closing.

                (e) Each of the parties hereto shall receive any other certificates, legal opinions and documents required to be delivered by the parties hereunder.

            SECTION 3.05. Termination.

            (a) This Agreement may be terminated by the written agreement of Purchaser and Williams Communications.

            (b) This Agreement shall terminate if the Purchaser has exercised the Option and the Closing has not occurred within 60 days following the Expiration Date; provided, however, that (i) upon mutual agreement, such 60-day period may be extended for up to an additional 60 days in order to permit the parties to fulfill the conditions precedent to Closing; (ii) if Williams Communications or WITL has failed to satisfy its obligations under Section 4.03 hereof, at the option of Purchaser, such period shall be extended until the earlier of the satisfaction of such requirement or the date that Purchaser informs Williams Communications in writing of its intention not to purchase the Option Shares; or (iii) if any Permit from (x) any Person, which is required hereunder due to Williams Communications' or any of its Affiliates' relationships (whether contractual or otherwise) with such Person (including, but not limited to, the releases described in Sections 3.03(b)(v), (vi) and
(vii) hereof), or (y) ANATEL required in connection herewith (each, a "Critical Permit") shall not have been obtained, such period shall be


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extended until the earlier of the receipt of such Permit or the date that
Purchaser informs Williams Communications in writing of its intention not to purchase the Option Shares.

            (c) Upon any extension of the Closing pursuant to Section 3.05(b) above, interest shall accrue on the Purchase Price from and after the date that is 60 days after the Expiration Date at a rate of LIBOR plus 5% per annum until such amount has been received by Williams Communications, and such interest, if any, shall be payable concurrently with the Purchase Price; provided, however, that if such extension is due to a failure by the parties hereto to receive a Critical Permit, then interest shall not begin to accrue until such Permit or Permits have been obtained.

            (d) Upon any termination of this Agreement pursuant to Section 3.05(a) or (b), no party hereto shall thereafter have any further liability or obligation hereunder except for liabilities resulting from any breach of this Agreement; provided, however, that this Section 3.05, Section 4.02(e), Section 5.02, Section 5.11 and Section 5.12 shall each remain in full force and effect and the parties hereto shall remain liable hereunder to the extent indicated herein.

                                   ARTICLE IV
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

            SECTION 4.01. Representations, Warranties and Covenants of Williams Communications and WITL. Each of Williams Communications and WITL, jointly and severally, represents, warrants and covenants as follows, both as of the date hereof and as of the Closing Date:

            (a) Williams International is a Cayman Islands company duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. True, correct and complete copies of Williams International's organizational documents, each as amended to the date of this Agreement, have been made available to Purchaser.

            (b) WITL and Williams International own beneficially and of record all of the issued and outstanding Capital Stock and Convertible Securities of Johi and, subject to the transfer of the ownership interest of SK Telecom Co., Ltd., a company organized under the laws of the Republic of Korea, in SKTI-US, LLC, a Delaware limited liability company, to Williams International and/or WITL, Opticos free and clear of any and all Encumbrances, and Williams International does not, directly or indirectly, (A) own, of record or beneficially, any Capital Stock or Convertible Securities of any other Person (other than the shares of the Company owned by Williams International) or (B) control any other Person. Such Capital Stock and Convertible Securities have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of the pre-emptive rights of any Person or of any agreement, Law or regulation by which the issuer of such Capital Stock and Convertible Securities at the time of issuance was bound. None of such Capital Stock and Convertible Securities is subject to any option, warrant, call, right of conversion, exchange or purchase, or any similar right, whether oral or written, and there are no agreements or understandings


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outstanding with respect to the voting or Transfer of any of such Capital Stock and Convertible Securities.

            (c) The authorized capital stock of Williams International consists of 50,000 shares of common stock, par value $1.00 per share, of which only the Williams International Shares are issued and outstanding. The Williams International Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of the pre-emptive rights of any Person or of any agreement, Law or regulation by which the issuer of such shares at the time of issuance was bound. There are no outstanding agreements which require Williams International to issue any Capital Stock or Convertible Securities of Williams International. Williams Communications owns the Williams International Shares free and clear of any Encumbrances. None of the Williams International Shares is subject to any option, warrant, call, right of conversion, exchange or purchase, or any similar right, whether oral or written, and there are no agreements or understandings outstanding with respect to the voting or Transfer of any of the Williams International Shares. The delivery by Williams Communications to Purchaser at the Closing of the share register of Williams International duly amended by Williams International's registrar to show the transfer of the Williams International Shares to Purchaser will vest Purchaser with good title to such shares, free and clear of any Encumbrances.

            (d) Johi owns 43% of the preferred shares and 19% of the common shares of the Company, and Williams International owns 22.5% of the preferred shares of the Company (such shares, collectively, the "Company Shares"), free and clear of any and all Encumbrances other than in favor of Ericsson and the Lenders under the Secured Loan Agreement. Opticos owns the Promissory Note in the amount of R$ 268,963,927.33 issued on December 29, 1999 by SBCI Brasil Participacoes Ltda. free and clear of any and all Encumbrances . Johi owns all of its rights under the AFACs free and clear of any and all Encumbrances other than those in favor of Ericsson and the Lenders under the Secured Loan Agreement. Except as set forth in any valid agreement among the shareholders of the Company, none of the Company Shares is subject to any option, warrant, call, right of conversion, exchange or purchase, or similar right, whether oral or written, and there are no agreements or understandings outstanding with respect to the voting or Transfer of any of the Company Shares.

            (e) Each of Williams International, Johi and Opticos was formed to hold a direct or indirect interest in the Company and except for holding such interests and the transactions related thereto, it has not engaged in any trade or business or any other transaction, except certain other securities holdings in other Persons by Williams International, which Williams International has Transferred prior to the date hereof. Except as set forth in or referred to in this Section 4.01, including certain rights in respect of SKTI-US, LLC and the obligations of Williams International under the Credit Agreement, each of Williams International, Johi and Opticos (A) does not have and has not had any indebtedness, obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, whether due or becoming due, (B) is not and has not been party to any agreement or arrangement with any other party, and (C) does not have and has not had any real or personal property, tangible or intangible right, or any other asset or right. Williams International, Johi and Opticos, as the case may be, owns the assets set forth in this Section 4.01 free and clear of any Encumbrances other than in favor of Ericsson and the Lenders under the Secured Loan Agreement.


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            (f) The investments held, and to be held on the Closing Date, by
Williams International and WITL in the Capital Stock and Convertible Securities of Johi and Opticos, and by Williams International in the Capital Stock of the Company, (i) are duly registered with the Central Bank of Brazil as a direct foreign investment in accordance with applicable Laws or (ii) have been submitted to the Central Bank of Brazil for registration as a direct foreign investment, and Williams International and WITL have provided the Central Bank of Brazil with all information necessary for the issuance of such registration and is not aware of any fact or circumstance that would prevent such registration from being issued.

            (g) Except with the prior written consent of the Purchaser, Williams Communications shall not, and shall not permit Williams International to, (A) change or amend the organizational documents of Williams International or its Subsidiaries, except for the change in name referred to in Section 3.04(b) above, (B) issue or Transfer any Capital Stock or Convertible Securities of Williams International or its Subsidiaries, (C) directly or indirectly, make or solicit the Transfer of, or assume any Encumbrance with respect to, any of the Option Shares, (D) directly or indirectly, redeem, purchase or otherwise acquire any of the Option Shares, (E) make, or agree to make, any dividend or distribution to any of Williams International's stockholders or any of their Affiliates, (F) acquire or dispose of any fixed assets or other properties or assets of Williams International or its Subsidiaries, (G) subject to any new Encumbrance any of Williams International's or its Subsidiaries' assets or properties, (H) other than as required under applicable Law, grant any increase in salary to any employee or officer of Williams International or its Subsidiaries, if any, (I) enter into any employment agreement with any officer or employee of Williams International or its Subsidiaries, if any, (J) dispose of or diminish the voluntary reserve of Williams International or its Subsidiaries, or (K) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted hereby.

            (h) To the knowledge of Williams Communications, after due and diligent inquiry and assuming completion of the Contribution in full under the Funding Agreement, Williams Communications hereby represents and warrants that there exists no obligation of (i) the Sponsor under the Sponsor's Undertaking; and/or (ii) Williams Communications under the Unibanco Guaranty and/or the BNDES Guaranty.

            SECTION 4.02. Representations, Warranties and Covenants of each of the Parties. Each of the parties hereto severally represents, warrants and covenants as follows, both as of the date hereof and as of the Closing Date:

            (a) It is duly organized and validly existing under the Laws of the jurisdiction of its organization, and it has the power and authority and the legal right to execute and deliver this Agreement and perform its obligations hereunder, and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

            (b) This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditor's rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law).


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            (c) The execution, delivery and performance of this Agreement by it does not (i) violate, conflict with or result in the breach of any provision of its organizational documents, (ii) conflict with or violate any Law or Governmental Order applicable to it or any of its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to any other Person any rights of termination, amendment, acceleration, suspension, revocation or cancellation of rights of first refusal, rights of first offer, change of control put, obligation to tender or other similar rights, or result in the creation of any Encumbrance on any of its assets or properties pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or by which any of such assets or properties are bound or affected, which would have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement.

            (d) To its knowledge, after due and diligent inquiry and except as set forth in Article III above, no Permit or waiver of, declaration or filing with or notification to any Person or Governmental Authority is required on the part of such party in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

            (e) It shall not hire or solicit for employment the employees of the other party that are involved with the negotiations and the consummation of the transactions contemplated hereby and by the Funding Agreement without the prior written consent of such party.

            SECTION 4.03. Further Assurances. (a) Williams Communications shall, and shall cause Williams International to, and WITL and Purchaser shall (i) promptly take all such action as may be necessary, proper or advisable under applicable Law for the consummation of the transactions contemplated hereby;
(ii) file and, if appropriate, use their or its best efforts to have declared effective or approved all documents and notifications with, and to obtain any consents of, all Governmental Authorities or other third parties that they or it deem necessary or appropriate for the consummation of the transactions contemplated hereby, including, without limitation, the consents, approvals and waivers set forth in Article III; and (iii) give the other party information requested by such other party pertaining to Williams International or Williams Communications or WITL, in the case of requests by Purchaser, and Purchaser, in the case of requests by Williams Communications or WITL, which is reasonably necessary to enable such party or parties to take such actions and file in a timely manner all documents and notifications required to be filed under applicable Law.

            (b) If the Option is exercised, each of the parties shall execute and deliver or cause to be executed and delivered all further documents and instruments and use its reasonable best efforts to secure such Permits and take all such further action as may be reasonably necessary in order (i) to consummate the transactions contemplated hereby and (ii) to enable Purchaser to exercise and enjoy all benefits and rights of Williams Communications and WITL with respect to the Option Shares to be acquired upon such exercise of the Option.

            SECTION 4.04. Survival and Indemnification. Each of the parties hereto hereby agrees that the representations, warranties and covenants contained in Sections 4.01 and


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


4.02 shall survive indefinitely. From and after the Closing Date, each party (an "Indemnifying Party") agrees to indemnify fully, hold harmless, protect and defend the other party and its Affiliates, and their respective directors, officers, agents and employees, successors and assigns (the "Indemnified Party") from and against: (i) any and all claims, demands, judgments, actions or causes of action, liabilities, obligations, damages, losses, deficiencies, assessments, costs, penalties, interest and expenses (including, without limitation, the reasonable fees and expenses of counsel) (collectively, "Losses") incurred by any of them arising out of, relating to or based upon any inaccuracy in, or breach of, any of the representations or warranties of the Indemnifying Party contained in Sections 4.01 or 4.02 hereof and (ii) any and all Losses incurred by any of them arising out of, relating to or based upon any failure to perform, or other breach of, any of the covenants or agreements of the Indemnifying Party contained in Sections 4.01 or 4.02 hereof. The right of the Indemnified Party to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by it or on its behalf.

            SECTION 4.05. CADE Approval, Recission Rights. Each of Williams Communications and WITL hereby acknowledges, covenants and agrees to use its best efforts to cooperate in good faith with Purchaser to obtain any approval of CADE required in connection with this Agreement or the Funding Agreement. If such approval is denied or is granted subject to conditions that, in the reasonable discretion of Purchaser, materially impair or detract from the value of the Option Shares (each of the parties hereto hereby acknowledging that any requirement imposed by CADE, other than as currently in effect under ANATEL Resolution 101 or Decree No. 2056, of November 4, 1996 or any successor regulations thereto, in connection with the granting of such approval that would materially reduce the equity or voting interests in the Company that Purchaser or any of its Affiliates would otherwise possess had such approval not been so qualified would be a material impairment), then Williams Communications and WITL, jointly and severally, hereby agree to repurchase the Option Shares at the Purchase Price payable to the Purchaser in cash, in immediately available funds, within 15 days of their receipt of a written notice from Purchaser stating that CADE approval has been denied or that in Purchaser's reasonable discretion CADE approval cannot be obtained without such an impairment or detraction.

                                   ARTICLE V
                                 MISCELLANEOUS

            SECTION 5.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

            SECTION 5.02. Notices. (a) All communications as they relate to this Agreement shall be by facsimile or letter delivered by overnight or express mail or courier. Each communication shall be made to the relevant party at the facsimile number or address and marked for the attention of the Person(s) set forth opposite such party's signature hereto unless specified otherwise in a written notice by that party to the other parties for such purpose.

            (b) All communications delivered hereunder shall be in the English language, and shall be deemed received (if by facsimile) when an acknowledgment of receipt is received, or (if by letter) when delivered, in each case in the manner required by this
Section 5.02; provided, that if a communication is received after business hours it shall be deemed to be received and become effective on the next day which is customarily considered a business day in the city to which such communication is addressed. Once received, every communication shall be irrevocable except in respect of any manifest error therein.

            SECTION 5.03. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 5.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, governmental regulation or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            SECTION 5.05. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

            SECTION 5.06. Assignment.

            (a) No party hereto may assign this Agreement or any right or obligation hereunder without the express written consent of the other parties hereto (which consent may be granted or withheld at their sole discretion); provided, that (i) Purchaser may assign this Agreement or any of its rights or obligations hereunder to any of its Subsidiaries; provided, that, at the time of any assignment to such Subsidiary, America Movil owns at least 20% of the voting Capital Stock of Purchaser calculated on a fully-diluted basis; and (ii) Williams Communications may assign this Agreement or any of its rights or obligations hereunder if (A) Purchaser (or any of its successors or permitted assigns) (x) fails to exercise the Option under the Option Agreement on or prior to March 31, 2001, or (y) fails to purchase such Option Shares after having exercised such Option, and (B) any such failure is not attributable to (x) the absence or unavailability of any Permit despite the reasonable best efforts of America Movil (or its successors and permitted assigns , as the case may be) to obtain or assist in obtaining such Permit or (y) a breach by Williams Communications or WITL of its obligations under Section 4.03 of the Option Agreement.

            (b) Purchaser may assign the Option in whole or in part to any Person without the consent of Williams Communications or WITL, provided, however, that Purchaser shall retain all its obligations and other rights hereunder unless they have been assigned pursuant to Section 5.06(a).

            SECTION 5.07. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 5.08. Amendment. This Agreement may not be amended or modified, except by an instrument in writing signed by, or on behalf of, each of the parties bound by, or subject to the provision to be amended or modified.

            SECTION 5.09. Counterparts. This Agreement may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

            SECTION 5.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

            SECTION 5.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State without regard to conflicts of law.

            SECTION 5.12. Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or the transactions contemplated hereby and for any counterclaim therein.

            SECTION 5.13. Arbitration. Any controversy, claim or dispute arising out of or relating to or in connection with this Agreement including, without limitation, any dispute regarding its breach, termination, enforceability or validity hereof shall be finally settled in the manner set forth in Section 16 of the Shareholders Agreement.

            IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized representative in New York, New York, United States of America, as of the day and year first above written.

                                     TELECOM AMERICAS, LTD.


                                     By:  /s/ DANIEL HAJJ ABOUMRAD
                                        ----------------------------------------
                                     Name:  Daniel Hajj Aboumrad
                                     Title: Director


                                     By:  /s/ LOUIS TANGUAY
                                        ----------------------------------------
                                     Name:  Louis Tanguay
                                     Title: Director



                              Address for Notices:
                              Telecom Americas, Ltd.
                              Cedar House
                              41 Cedar Avenue
                              Hamilton
                              HM 12
                              Bermuda
                              Phone: ++441-295-2244
                              Fax: ++441-292-8666
                              Attention: Secretary

            IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized representative in New York, New York, United States of America, as of the day and year first above written.

                                     WILLIAMS COMMUNICATIONS, LLC


                                     By:  /s/ RODNEY JAY SAILOR
                                        ----------------------------------------
                                     Name:  Rodney Jay Sailor
                                     Title: Attorney-in-Fact


                              Address for Notices:
                              Williams Communications, LLC
                              One Williams Center
                              Tulsa, OK 74172
                              Fax: 918-573-6216
                              Phone: 918-573-2148
                              Attention: Mr. Rod Sailor

            IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized representative in New York, New York, United States of America, as of the day and year first above written.

                                     WILLIAMS INTERNATIONAL TELECOM
                                     LIMITED


                                     By:  /s/ RODNEY JAY SAILOR
                                        ----------------------------------------
                                     Name:  Rodney Jay Sailor
                                     Title: Attorney-in-Fact

                              Address for Notices:
                              Williams International Telecom Limited
                              One Williams Center
                              Tulsa, OK 74172
                              Fax: 918-573-6216
                              Phone: 918-573-2148
                              Attention: Mr. Rod Sailor